Exhibit 2

October 26, 2007

To:                  Alberta Securities Commission

British Columbia Securities Commission

Manitoba Securities Commission

New Brunswick Securities Commission

Department of Government Services, Newfoundland and Labrador

Nova Scotia Securities Commission

Ontario Securities Commission

Securities Office, Prince Edward Island

Autorité des marchés financiers, Québec

Saskatchewan Financial Services Commission

I, Laila, am the qualified person who is responsible for preparing for North American Palladium Ltd. (the “Corporation”) a technical report dated August 9, 2007 and entitled “Technical Report on the Shebandowan West Property, Thunder Bay Mining Division, Northwestern Ontario, Canada” (the “Technical Report”).  I hereby:

(a)                    consent to the public filing of the Technical Report and to extract from, or a summary of, the Technical Report in the written disclosure of the Corporation, being the press release dated October 25, 2007 issued in connection with the filing of the Technical Report; and

(b)                   confirm that I have read the written disclosure being filed and that it fairly and accurately represents the information in the Technical Report that supports the disclosure.

Dated this 26 day of October, 2007.

/s/ Laila Sedore

Laila Sedore,

Mill Superintendent

Lac des Iles Mines Ltd.